Exhibit 99.1

NEWS RELEASE

Contacts:
Ms. Bobbi J. Roberts Vice President, Investor Relations 804.967.7879 InvestorRelations@saxonmtg.com

Ms. Katie Soule Investor Relations Analyst 804.967.5809 InvestorRelations@saxonmtg.com

For Release May 4, 2005 at 12:30 PM EST

Saxon Capital, Inc. Subsidiary America’s MoneyLine, Inc. to Divest Selected Retail Branch Operations

Enters into Agreement to Sell a Portion of its Traditional Retail Branches
Introduces New Centralized Retail Strategy

GLEN ALLEN, VA. (May 4, 2005) – Saxon Capital, Inc. (“Saxon”) (NYSE: SAX), a residential mortgage lending and servicing real estate investment trust (REIT), today announced its subsidiary, America’s MoneyLine, Inc., has entered into an agreement to divest a portion of its traditional retail branches to Bravo Credit Corporation, a wholly owned subsidiary of ECC Capital, Inc. (NYSE: ECR).

Under the agreement, Bravo Credit Corp. will acquire five branches located in Connecticut, Maryland, North Carolina, New Jersey, and Texas. Also pursuant to the agreement, Bravo will offer employment to all America’s MoneyLine employees at the five retail locations as well as the Tampa, Florida retail location. The companies have agreed to coordinate closely to ensure a smooth transfer process, so that customer service will not be disrupted.

“This transaction allows America’s MoneyLine and Saxon to focus its resources on growing retail originations through a more efficient network of retail branches strategically located and further expansion of its three centralized retail call centers located in Virginia, Texas and California”, said James, V. Smith, Executive Vice President, Production of Saxon. “This new platform provides significant opportunities for America’s MoneyLine and Saxon to fully leverage its centralized operation centers, improve productivity levels, increase geographic flexibility and reduce our overall net cost to produce. In addition, the new platform will enhance our employee training efforts, provide better process execution and allow us to respond more quickly to industry and market fluctuations”.

About Saxon

Saxon is a residential mortgage lender and servicer that manages a portfolio of mortgage assets. Saxon purchases, securitizes, and services real property secured mortgages and elects to be treated as a real estate investment trust (REIT) for federal tax purposes. The company is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s production subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchases loans in 49 states, through its network of brokers, correspondents, and retail branches. As of December 31, 2004, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $20.2 billion. For more information, visit www.saxoncapitalinc.com.

Information Regarding Forward Looking Statements

Statements in this news release reflecting Saxon’s future, plans and strategies, are “forward-looking statements” that are based on current expectations and assumptions. These expectations and assumptions are subject to risks and uncertainty that could affect Saxon’s future plans. Saxon’s actual results and the timing and occurrence of expected events could differ materially from its plans and expectations due to a number of factors, such as (i) changes in overall economic conditions and interest rates, (ii) Saxon’s ability to successfully implement its growth strategy, (iii) Saxon’s ability to sustain loan production growth at levels sufficient to absorb costs of production and operational costs, (iv) continued availability of credit facilities and access to the securitization markets or other funding sources, (v) deterioration in the credit quality of Saxon’s loan portfolio, (vi) lack of access to the capital markets for additional funding, (vii) challenges in successfully expanding Saxon’s servicing platform and technological capabilities, (viii) Saxon’s ability to remain in compliance with federal tax requirements applicable to REITs, (ix) Saxon’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) changes in federal income tax laws and regulations applicable to REITs, (xi) unfavorable changes in capital market conditions, (xii) future litigation developments, (xiii) competitive conditions applicable to Saxon’s industry, and (xiv) changes in the applicable legal and regulatory environment. You should also be aware that all information in this news release is as of May 4, 2005. Saxon undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.